Exhibit 99.1

ROUNDY’S, INC. REPORTS THIRD QUARTER 2012 FINANCIAL

RESULTS

MILWAUKEE – November 8, 2012 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the third quarter ended September 29, 2012.

•	Net sales decreased 0.3% to $973.6 million for the third quarter

•

Adjusted net income, which excludes the impact of one-time employee expenses, was $8.8 million, or $0.20 diluted earnings per common share, for the third quarter, compared to $12.4 million, or $0.41 diluted earnings per common share in the prior year

•	Adjusted EBITDA was $43.1 million for the third quarter compared to $56.7 million in the same period last year

•	Quarterly dividend reduced to $0.12 per share, enhancing financial flexibility while maintaining attractive dividend pay-out profile and yield relative to peers

“During the third quarter, our results continued to be negatively affected by the general weakness in the overall economy and increased competitive environment,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “We have worked very hard to strengthen our leading market position as a provider of quality, value and convenience to consumers, but the impact of increased price investments and promotional activities on our gross margins and profitability was greater than we anticipated. In addition, customers did not respond as enthusiastically as we had expected to our Monopoly promotion program, which contributed to last year’s very strong third quarter results. As we look ahead, we are carefully examining our entire operation for ways in which we might improve sales and earnings and, accordingly, have already made adjustments to our pricing and promotions to drive our performance. Despite the headwinds in certain of our core markets, we continue to be pleased with the performance of our Chicago area stores. With eight Mariano’s now open in the Chicago area, we are gaining significant traction, and continue to invest in the growth of that market. We believe that our continued focus on enhancing the execution of our overall business model will position us to deliver greater overall sales growth and profitability.”

Mr. Mariano continued, “Recognizing that the economy and competitive environment are likely to remain challenging into fiscal 2013, we are reducing our quarterly dividend to strengthen our balance sheet and increase our financial flexibility. We believe that it is in the best long-term interest of our shareholders as it will enable us to continue to invest in the business and expand our growth banner, Mariano’s, in the Chicago market, as well as provide cash flow to pay down debt. Our new dividend policy will continue to provide for a dividend pay-out as a percentage of net income and dividend yield that is very attractive relative to our peers.”

Financial Results for Third Quarter of 2012

Net sales for the third quarter of 2012 were $973.6 million, a decrease of $3.3 million, or 0.3%, from $976.9 million for the third quarter of 2011. The decrease primarily reflects a 3.6% decrease in same-store sales, partially offset by the impact of new stores. The decline in same-store sales was primarily due to a 3.0% decrease in the number of customer transactions and a 0.7% decrease in average transaction size. Same-store sales comparisons were negatively impacted by the increased effect of competitive store openings and related pricing and promotional activity in certain of our markets as a result of the continuation of a challenging economic environment for our customers, as well as the performance of certain promotional programs which did not perform as well as last year. In addition, we did experience deflationary trends, some of which were related to pricing and promotional activity, in several key product categories that also negatively affected our same-store sales.

Gross profit for the third quarter of 2012 decreased 4.6% to $251.2 million, from $263.2 million in the third quarter of 2011. Gross profit as a percentage of net sales was 25.8% for the third quarter of 2012, compared to 26.9% in the third quarter of 2011. The decrease in gross profit as a percentage of net sales primarily reflects greater price and promotional investments in certain markets and increased shrink as a result of warm weather conditions.

Operating and administrative expenses for the third quarter of 2012 increased to $225.9 million, from $224.5 in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 23.2% in the third quarter of 2012, from 23.0% in the same period last year, due to increased occupancy costs related to new and replacement stores, one-time employee costs, incremental costs related to being a public company and reduced fixed cost leverage in the Company’s core business resulting from lower same store sales. Included in the third quarter 2012 were $1.4 million of one-time recruiting, relocation and severance charges related to the Company’s recently announced management changes.

For the third quarter of 2012, adjusted net income was $8.8 million, or $0.20 diluted earnings per common share, compared to $12.4 million, or $0.41 diluted earnings per common share, for the third quarter of 2011. Adjusted net income for the third quarter of 2012 excludes a $0.8 million after-tax charge, or $0.02 per diluted common share, for one-time employee related expenses as discussed above. Net income for the third quarter of 2012 was $7.9 million, or $0.18 diluted earnings per common share.

Adjusted EBITDA for the quarter ended September 29, 2012 was $43.1 million, compared to $56.7 million in the third quarter of 2011. The decrease was primarily due to the effect of a more challenging economic and competitive environment, which resulted in lower same-store sales, lower gross margins and reduced fixed cost leverage.

The Company opened two new stores and one replacement store during the third quarter of 2012 and opened one new store during the fourth quarter of 2012.

Net cash provided by operating activities for the third quarter 2012 was $15.5 million, compared to $5.2 million during the third quarter 2011. The increase in cash from operating activities was due primarily to changes in working capital in the third quarter 2012 as a result of timing of payments for inventory and accounts payable.

The Company paid a dividend of $0.23 per share on all outstanding shares of its common stock during the third quarter. Due to the continued challenging economic and competitive environment, the Company’s Board of Directors has decided to reduce the Company’s quarterly cash dividend to $0.12 per share of outstanding common stock, for an annual rate of $0.48 per share. This decision is consistent with the Company’s objective to utilize its capital to maintain a strong and flexible balance sheet. The quarterly cash dividend of $0.12 per share of outstanding common stock will be paid on November 26, 2012 to stockholders of record as of November 19, 2012.

Year-to-Date Financial Results

Net sales were $2,908.7 million for the thirty-nine weeks ended September 29, 2012, an increase of $35.4 million, or 1.2% from $2,873.3 million for the thirty-nine weeks ended October 1, 2011. The increase primarily reflects the impact of new stores, partially offset by a 3.0% decrease in same-store sales. The decline in same-store sales was due to a 2.3% decrease in the number of customer transactions and 0.7% decrease in the average transaction size. The Company’s same-store sales were negatively impacted by the effect of competitive store openings during the last twelve months and the performance of certain promotional programs, as well as a more challenging economic and competitive environment. Same-store sales were also affected by the calendar shift of the New Year’s holiday, which is traditionally a slow sales day and fell in the first quarter of 2012.

For the thirty-nine weeks ended September 29, 2012 adjusted net income was $38.3 million, or $0.89 diluted earnings per common share, compared with $38.9 million, or $1.28 diluted earnings per common share for the thirty-nine weeks ended October 1, 2011. Adjusted net income for the current year-to-date period excludes an $8.4 million after-tax charge, or $0.20 per diluted common share, for the early extinguishment of debt and one-time IPO expenses that occurred during the first quarter 2012 as well as the one-time employee expenses of $0.8 million, or $0.02 per diluted common share that occurred during the third quarter 2012 Net income for the thirty-nine weeks ended September 29, 2012 was $29.1 million, or $0.68 diluted earnings per common share.

Adjusted EBITDA for the thirty-nine weeks ended September 29, 2012 and October 1, 2011 was $152.0 million and $172.7 million, respectively.

Fiscal 2012 Guidance

The Company updated its guidance for fiscal 2012. The following table provides information on the Company’s current estimated 2012 results:

Sales growth	1.0% to 1.5%

Same-store sales growth	(3.0%) to (2.5%)

Adjusted EBITDA	$195 to $200 million

Adjusted EBITDA Margin	5.0% to 5.2%

Interest Expense (1)	$51.0 to $51.5 million

Income Tax Rate	39% to 40%

Capital Expenditures	$60 to $65 million
New Store Openings	4
Replacement Store Openings	2

Weighted Average Diluted Common Shares Outstanding (2)	43.4 million

Earnings per Share
Fully Diluted	$0.82 to $0.89
Excluding One-Time Transactional Costsand Employee Expenses	$1.05 to $1.12

(1)	Includes non-cash interest of approximately $2.4 million and $1.4 million related to amortization of deferred financing fees and original issue discount, respectively.
(2)	Represents the weighted average diluted common shares outstanding for the full year, consisting of 38.6 million shares in the first quarter, 45.0 million shares in the second and third quarters and 44.9 million shares in the fourth quarter.

Conference Call

The Company will host a conference call and audio webcast today, November 8, 2012 at 4:30 p.m. ET (3:30p.m. CT) to discuss financial results for the third quarter fiscal 2012. To access the conference call, participants should dial (888) 790-3727; passcode is 5627188. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through November 22, 2012. A telephone replay will be available through November 22, 2012 by calling (866) 360-7719 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 161 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables following “Consolidated Statements of Comprehensive Income.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228

Roundy’s, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Net Sales	$976,881	$973,595	$2,873,262	$2,908,682

Costs and Expenses:
Cost of sales	713,699	722,432	2,090,086	2,133,065
Operating and administrative	224,455	225,907	663,808	676,022
Interest:
Interest expense, net	17,279	11,597	51,939	37,257
Amortization of deferred financing costs	847	574	2,632	1,840
Loss on debt extinguishment	—	—	—	13,304

	956,280	960,510	2,808,465	2,861,488

Income before Income Taxes	20,601	13,085	64,797	47,194

Provision for Income Taxes	8,240	5,152	25,919	18,079

Net Income	$12,361	$7,933	$38,878	$29,115

Net earnings per common share:
Basic	$0.41	$0.18	$1.28	$0.68
Diluted	$0.41	$0.18	$1.28	$0.68

Weighted average number of common shares outstanding:
Basic	27,345	44,824	27,345	42,455
Diluted	30,395	44,976	30,395	42,884

Dividends declared per share	$—	$0.23	$—	$0.46

Comprehensive Income	$12,600	$8,603	$39,594	$31,126

Adjusted Net Income

The following is a summary of the calculation of Adjusted Net Income for the thirteen and thirty-nine weeks ended October 1, 2011 and September 29, 2012, respectively (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Net Income	$12,361	$7,933	$38,878	$29,115
Loss on debt extinguishment, net of tax	—	—	—	8,049
Executive recruiting fees and relocation expenses, net of tax	—	293	—	293
Severance to former executives, net of tax	—	547	—	547
One-time IPO expenses, net of tax	—	—	—	314

Adjusted Net Income	$12,361	$8,773	$38,878	$38,318

Net earnings per common share (adjusted):
Basic	$0.41	$0.20	$1.28	$0.90
Diluted	$0.41	$0.20	$1.28	$0.89

The Company presents Adjusted Net Income, a non-GAAP measure, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and thirty-nine weeks ending October 1, 2011 and September 29, 2012, respectively (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Net Income	$12,361	$7,933	$38,878	$29,115
Interest expense	17,279	11,597	51,939	37,257
Provision for income taxes	8,240	5,152	25,919	18,079
Depreciation and amortization expense	17,091	15,781	51,515	47,992
LIFO charges	839	250	1,839	1,500
Amortization of deferred financing costs	847	574	2,632	1,840
Non-cash stock compensation expense	—	396	—	1,053
Loss on debt extinguishment	—	—	—	13,304
Executive recruiting fees and relocation expenses	—	484	—	484
Severance to former executives	—	904	—	904
One-time IPO expenses	—	—	—	519

Adjusted EBITDA	$56,657	$43,071	$172,722	$152,047

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (“GAAP”) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment and certain one-time employee related costs. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2011	September 29, 2012
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$87,068	$43,192
Notes and accounts receivable, less allowance for losses	32,467	34,206
Merchandise inventories	286,537	296,837
Prepaid expenses	18,880	18,788
Deferred income taxes	6,038	6,038

Total current assets	430,990	399,061

Property and Equipment, net	309,575	305,224

Other Assets:
Other assets - net	45,238	47,779
Goodwill	726,879	726,879

Total other assets	772,117	774,658

Total assets	$1,512,682	$1,478,943

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$245,216	$222,164
Accrued wages and benefits	48,876	36,418
Other accrued expenses	42,089	46,407
Current maturities of long-term debt and capital lease obligations	10,789	11,007
Income taxes	4,265	4,851

Total current liabilities	351,235	320,847

Long-term Debt and Capital Lease Obligations	809,352	687,996
Deferred Income Taxes	66,438	69,181
Other Liabilities	108,482	100,714

Total liabilities	1,335,507	1,178,738

Shareholders’ Equity:
Preferred Stock	1,044	—
Common stock (150,000 shares authorized, $0.01 par value, 27,072 shares and 45,654 shares at 12/31/11 and 9/29/12, respectively, issued and outstanding)	271	457
Additional paid-in capital	—	113,742
Retained earnings	221,365	229,500
Accumulated other comprehensive loss	(45,505)	(43,494)

Total shareholders’ equity	177,175	300,205

Total liabilities and shareholders’ equity	$1,512,682	$1,478,943

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Thirty-nine Weeks Ended
	October 1, 2011	September 29, 2012
Cash Flows From Operating Activities:
Net income	$38,878	$29,115

Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization, including deferred financing costs	54,147	49,832
Gain on sale of property and equipment	(309)	(123)
LIFO charges	1,839	1,500
Amortization of debt discount	375	1,008
Stock-based compensation expense	—	1,053
Interest earned on shareholder notes receivable	(140)	—
Loss on debt extinguishment	—	13,304
Deferred income taxes	—	392

Changes in operating assets and liabilities:
Notes and accounts receivable	(1,509)	(1,739)
Merchandise inventories	(20,876)	(11,800)
Prepaid expenses	(651)	92
Other assets	370	113
Accounts payable	41,505	(23,052)
Accrued expenses and other liabilities	(12,190)	(12,492)
Income taxes	25,547	1,171

Net cash flows provided by operating activities	126,986	48,374

Cash Flows From Investing Activities:
Capital expenditures	(48,578)	(40,434)
Proceeds from sale of property and equipment	376	129

Net cash flows used in investing activities	(48,202)	(40,305)

Cash Flows From Financing Activities:
Proceeds from long-term borrowings	—	664,875
Payments of debt and capital lease obligations	(8,207)	(790,575)
Dividends paid	—	(20,619)
Issuance of common stock, net of issuance costs	—	112,540
Debt issuance and refinancing fees and related expenses	—	(18,166)

Net cash flows used in financing activities	(8,207)	(51,945)

Net increase (decrease) in Cash and Cash Equivalents	70,577	(43,876)

Cash and Cash Equivalents, Beginning of Period	36,435	87,068

Cash and Cash Equivalents, End of Period	$107,012	$43,192

Supplemental Cash Flow Information:
Cash paid for interest	$53,610	$42,239
Cash paid for income taxes	372	16,516